Exhibit 99.1

For Immediate Release on Wednesday, March 28, 2012

GASCO ENERGY ANNOUNCES FOURTH QUARTER AND

YEAR-END 2011 FINANCIAL RESULTS

DENVER — March 28, 2012 /PRNewswire-FirstCall/ — Gasco Energy, Inc. (NYSE Amex: GSX) (“Gasco” or the “Company”) today announced financial and operating results for the fourth quarter and full-year ended December 31, 2011.

Full-year 2011 Financial Results

Oil and gas sales for the full-year ended December 31, 2011 were $18.3 million, as compared to $19.7 million for the same period in 2010.  The 7% year-over-year decrease in oil and gas sales is primarily attributed to an 11% decrease in equivalent production during the 2011 annual period, offset by a 1% increase in prices received for sales of Gasco’s natural gas production and a 25% increase in prices received for oil volumes.

Gasco’s average realized gas price was $4.20 per thousand cubic feet of natural gas (Mcf) for 2011, excluding the effect of hedges, compared to $4.15 per Mcf for 2010, also excluding the effect of hedges.  The Company’s risk management activities caused its average gas price to increase by $0.14 per Mcf during 2011.  Including the impact of hedges, the Company’s average price received for its natural gas production during 2011 was approximately $4.34 per Mcf as compared to $4.54 per Mcf in the prior-year period.

The average realized oil price for 2011 was $80.75 per barrel, as compared to $64.45 per barrel for 2010.  Gasco does not hedge its crude oil volumes.

For the year-ended December 31, 2011, Gasco reported a net loss of $7.3 million, or $0.05 per share, as compared to net income in 2010 of $10.1 million, or $0.08 per share.  Included in the 2011 results are gains of $1.0 million attributed to derivatives.  Excluding the effect of the derivative gains in 2011, Gasco would have posted a net loss of $8.3 million, or $0.06 per share.  Net loss excluding the effect of derivative gains is a non-GAAP financial measure.  Management believes net income or loss excluding the effect of derivative gains or losses is a useful metric to investors to show income before the impact of derivatives in accordance with GAAP.

Included in the 2010 GAAP results are certain non-cash gains and expense items related to the exchange transaction which closed during Q2-10.  In this transaction, Gasco exchanged approximately $64.5 million aggregate principal amount of its 5.50% Convertible Senior Notes due 2011 for a like amount of new 5.50% Convertible Senior Notes due 2015 (2015 Notes).

Gasco’s total assets at December 31, 2011 were $84.7 million, as compared to $80.0 million at year-end 2010.  Stockholders’ equity at December 31, 2011 was $39.7 million, as compared to $41.9 million at year-end 2010.The Company had current maturities of long-term debt of $8.5 million as of December 31, 2011 which had been repaid in full as of March 28, 2012.  Cash and investments were $2.0 million at December 31, 2011.  Subsequent to the March 22, 2012 closing of the previously announced Uinta Basin joint venture, as of March 28, 2012, the Company had cash and equivalents of $8.3 million.

Net cash used in operating activities during 2011 was $0.4 million, as compared to net cash provided by operating activities of $3.6 million in the comparable 2010 reporting period.  Net cash used in investing activities during 2011 was $9.8 million, as compared to net cash provided by investing activities in 2010 of $18.5 million.  Net cash provided by investing activities during 2010 included $23.0 million in proceeds from the sale of the Company’s midstream assets during 2010.  Net cash provided by financing activities was $10.2 million during 2011, as compared to net cash used in financing activities of $30.7 million during 2010.  During 2011, the

Company issued common stock and warrants in two underwritten public offerings for gross proceeds of approximately $10.0 million.

2011 Unit Cost and Expense Comparisons

Total lease operating expense (LOE) for 2011 was $8.8 million, as compared to $6.0 million in 2010.  On a per-unit basis, 2011’s LOE was $2.27 per thousand cubic feet of natural gas equivalent (Mcfe), as compared to $1.38 per Mcfe in 2010.  The 47% increase in LOE is primarily attributed to an increase in operating expenses ($0.90 per Mcfe higher) partially offset by lower production taxes ($0.02 per Mcfe lower) due to lower oil and gas production during 2011.  The increase in LOE is also attributed to a $2.1 million increase in workover expense, which totaled $2.5 million for 2011, or $0.64 per Mcfe, and to increased water disposal fees.  Since the sale of its evaporative facilities in Q1-10, the Company now pays a third-party operator for these services.

Transportation and processing expense was $2.8 million during 2011, or $0.72 per Mcfe, as compared to $3.0 million during 2010, or $0.69 per Mcfe.

Depletion, depreciation and amortization (DD&A) was $3.5 million for 2011, as compared to $3.6 million for 2010.  On a per-unit basis, DD&A for 2011 was $0.90 per Mcfe, as compared to $0.83 per Mcfe in the 2010 reporting period, an 8% increase.

The Company reported general and administrative expense (G&A) of $4.9 million for 2011, versus $6.7 million in 2010.  On a per-unit basis, total G&A for 2011 was $1.26 per Mcfe, as compared to $1.54 per Mcfe for the same period in 2010.  G&A expense for 2011 includes $0.3 million of non-cash, stock-based compensation expense, or, on a per-unit basis, $0.08 per Mcfe, as compared to the prior-period total of $1.4 million, or $0.32 per Mcfe.  The 27% decrease in total G&A during 2011 is primarily attributed to salary reductions, certain legal reimbursements, decreased consulting fees and a decrease in stock-based compensation due to the vesting of certain stock options.

Interest expense for 2011 was $6.8 million, as compared to $17.7 million in the prior-year period.  The fiscal years’ 2011 and 2010 included non-cash interest expense of $3.0 million and $13.6 million, respectively, related to the exchange of 2011 Notes for new 2015 Notes.

Gasco Energy
Unit Cost Analysis	2011	2010	% Change
Production in Natural Gas Equivalent (Mcfe)	3,880,902	4,348,331	-11%
Average Price Received Gas ($ / Mcf)	$4.20	$4.15	1%
Average Price Received Oil ($ / Bbl)	80.75	64.45	25%
LOE Components	—	—	—
Direct Operating Expenses ($ / Mcfe)	1.44	1.10	31%
Workover Expense ($ / Mcfe)	0.64	0.08	700%
Production Tax ($ / Mcfe)	0.18	0.20	-10%
Total Lease Operating Expense ($ / Mcfe)	2.26	1.38	64%
Transportation Expense ($ / Mcfe)	0.72	0.69	4%
DD&A Expense ($ / Mcfe)	0.90	0.83	8%
G&A Expense ($ / Mcfe)	1.26	1.54	-18%
Non-cash Stock-based Compensation Expense ($ / Mcfe)	$0.08	$0.32	-75%

Fourth Quarter 2011 Financial Results

Oil and gas sales for Q4-11 decreased by approximately 12% totaling $3.7 million, as compared to $4.2 million for the same period in 2010.  The decrease in oil and gas sales is primarily attributed to a 16% decrease in equivalent production and is partially offset partially offset by a 2% increase in prices received for sales of Gasco’s natural gas.

Gasco’s average realized gas price was $3.71 per Mcf for Q4-11, excluding the effect of hedges, as compared to $3.64 per Mcf for Q4-10, also excluding the effect of hedges.  The Company’s risk management activities caused its average gas price to increase by $0.41 per Mcf during Q4-11.  Including the impact of hedges, the Company’s average price received for its natural gas production during Q4-11 was approximately $5.13 per Mcf as compared to $4.32 per Mcf in the prior-year period.

The average realized oil price was $79.62 per barrel for Q4-11, as compared to $69.95 per barrel for Q4-10, a 14% increase.

For Q4-11, Gasco reported a net loss of $4.5 million, or $0.03 per share, as compared to a net loss of $2.8 million, or $0.03 per share, for the same period in 2010.  Included in Q4-11 results are derivative gains of $0.288 million attributed to derivatives, of which a gain of $0.191 million is unrealized and a gain of $0.097 million is realized.  Excluding derivative gains, Gasco would have reported a net loss for Q4-11 of $4.2 million, or $0.02 per share.  As noted above, net loss excluding the effect of derivative gains is a non-GAAP measure.

Total LOE for Q4-11 was $3.7 million, as compared to $2.1 million in the prior-year period, a 72% increase.  Higher LOE is attributed to the factors discussed above in the full-year unit cost analysis.

Quarterly and Annual Production

Estimated cumulative net production for Q4-11 was 884 million cubic feet of natural gas equivalent (MMcfe), as compared to 1,057 MMcfe in the year-ago period, a 16.3% decrease.  Estimated cumulative net production for the year-ended December 31, 2011 was 3,881 MMcfe, a decrease of 11% as compared to full-year 2010 net production of 4,348 MMcfe.  Included in the full-year 2011 equivalent calculation is 36,852 barrels of liquid hydrocarbons, a decrease of 9% when compared to 2010 liquids volumes of 40,532 barrels. Net production changes are attributed to normal production declines in existing wells, which are partially offset by the recompletions of existing wells.

Risk Management

At recent production levels, approximately 33% of Gasco’s net production volumes were hedged through the following instrument:

Gasco 2012 Costless Collar Agreement

Remaining Term	Quantity	Index Price (a)	Call Price Counterparty Buyer	Put Price Gasco Buyer
3/12 — 12/12	2,000 MMBtu per day	NW Rockies	$4.25 / MMBtu	$5.12 / MMBtu

(a)	Northwest Pipeline Rocky Mountains — Inside FERC first of month index price

Interim Operations Update

Green River Oil Wells

In December 2011, Gasco commenced drilling two wells to test the productive potential of the oil-prone Green River Formation, both in which Gasco currently owns a 50% working interest.  Successive completion operations for the wells commenced in mid-January 2012.  The Federal 34-19G-9-19 was successfully completed in three stages and the Federal 23-30G-9-19 was completed in four stages in the Green River Formation.  The Federal 34-19G and the Federal 23-30G had initial seven-day average production rates of 67 barrels of oil per day (BOPD) and 50 BOPD, respectively.  The initial production rates of these wells were in-line with Gasco’s expectations for the program, and they continue to produce with a production profile consistent with the Company’s model.

California Projects

The operator of the Willow Springs oil prospect has drilled and reached total depth on the initial well.  The operator has run a seven-inch liner to total depth with the intent of testing the well.  It is anticipated that the well will be tested within the next 45 to 60 days.

The operator of the Antelope Valley oil and liquids-rich prospects is currently processing and interpreting the 3-D seismic data over the prospects.  Gasco’s agreement with the operator requires that the initial earning well be spud during the first half of 2012.

The operator of the Northwest McKittrick shallow oil prospect continues to work with the applicable California state agencies to acquire the appropriate permits.  Progress has been slowed due to California state budget issues and forced furloughs affecting the regulatory agencies.  While some progress has been made, final approval is still pending from Federal and California agencies.

Finally, Gasco recently sold another California prospect to industry.  The S.W. Cymric prospect, featuring both shallow and deep oil and gas potential pay horizons, was sold for a prospect fee of $0.750 million and includes a best-efforts drilling commitment subject to seismic evaluation.  Gasco will be carried for a 20% working interest in the first well.

Gasco’s estimated 2011 proved reserves were 39.8 billion cubic feet of natural gas equivalents (92% natural gas / 100% proved developed producing) and its 2012 capital expenditure budget for oil and gas operations is $5 million.  Concurrent with today’s fourth quarter 2011 results news release, Gasco furnished a separate news release disclosing 2011 reserves and 2012 capital expenditure budget outlook.  Please reference the reserves and capex news release for a more comprehensive discussion of these items.

Teleconference Call

A conference call with investors, analysts and other interested parties is scheduled for 11:00 a.m. EDT on Thursday, March 29, 2012 to discuss 2011 financial and operating results.  You are invited to participate in the call which will be broadcast live over the Internet and via teleconference.

Gasco Energy Q4/FY11 Financial and Operating Results Conference Call

Date:	Thursday, March 29, 2012

Time:	11:00 a.m. EDT 10:00 a.m. CDT 9:00 a.m. MDT 8:00 a.m. PDT

Call:	(866) 392-4171 (US/Canada) and (706) 634-6345 (International), Passcode / Conference ID #: 66390746

Webcast/Internet:	Live and rebroadcast over the Internet: http://www.videonewswire.com/event.asp?id=86078

Replay:	Available through Thursday, April 5, 2012 at (855) 859-2056 (US/Canada) and (404) 537-3406 (International) using passcode #66390746 and for 30 days at http://www.gascoenergy.com

About Gasco Energy

Denver-based Gasco Energy, Inc. (NYSE Amex: GSX) is a natural gas and petroleum exploitation, development and production company engaged in locating and developing hydrocarbon resources, primarily in the Rocky Mountain region.  Gasco’s principal business is the acquisition of leasehold interests in petroleum and natural gas rights, either directly or indirectly, and the exploitation and development of properties subject to these leases.  Gasco currently focuses its drilling efforts in the Riverbend Project located in the Uinta Basin of northeastern Utah, targeting the Wasatch, Mesaverde, Blackhawk, Mancos, Dakota and Morrison formations.  To learn more, visit http://www.gascoenergy.com.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044

Forward-looking Statements

Certain statements set forth in this press release relate to management’s future plans, objectives and expectations.  Such statements are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding Gasco’s future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. These statements express, or are based on, management’s expectations about future events. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “intend,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “foresee,” or “continue” or the negative thereof or similar terminology.

Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of Gasco, believed to be reasonable under the circumstances, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken.  Forward-looking statements involve assumptions which may be inaccurate, and known and unknown risks and uncertainties (some of which are beyond Gasco’s control), that may cause Gasco’s actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result.  Some of the key factors that may cause actual results to vary from those Gasco expects include the consummation of recently announced asset sales or transactions on a timely basis; inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices; competition from other companies with greater resources; environmental and other government regulations, including new or proposed legislation; defects in title to properties; increases in Gasco’s cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; pipeline constraints; overall demand for natural gas and oil in the United States; changes in general economic conditions in the United States; Gasco’s ability to manage interest rate and commodity price exposure; changes in Gasco’s borrowing arrangements; the condition of credit and capital markets in the United States; and other risks described in (1) Part I, “Item 1A—Risk Factors,” “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Item 7A—Quantitative and Qualitative Disclosure About Market Risk” and elsewhere in Gasco’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 28, 2012, and (2) Gasco’s reports and registration statements filed from time to time with the SEC.

Any of these factors could cause Gasco’s actual results to differ materially from the results implied by these or any other forward-looking statements made by Gasco or on its behalf.  Gasco cannot assure you that its future results will meet its expectations.  When you consider these forward-looking statements, you should keep in mind these factors.  All subsequent written and oral forward-looking statements attributable to Gasco, or persons acting on its behalf, are expressly qualified in their entirety by these factors.  Gasco’s forward-looking statements speak only as of the date made.  Gasco assumes no duty to update or revise its forward-looking statements based on changes in internal estimates or expectations or otherwise.

--30--

[Financial and Operational Tables Accompany this News Release]

The notes accompanying the financial statements are an integral part of the consolidated financial statements and can be found in Gasco’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 28, 2012.

GASCO ENERGY, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2011	2010
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$1,965,967	$1,994,542
Accounts receivable
Joint interest billings	810,482	1,296,719
Revenue	1,483,382	2,423,114
Inventory	1,911,362	1,773,079
Note receivable	500,000	—
Derivative instruments	865,358	193,959
Prepaid and other expenses	152,045	121,637
Total	7,688,596	7,803,050

PROPERTY, PLANT AND EQUIPMENT, at cost
Oil and gas properties (full cost method)
Proved properties	268,793,463	263,104,555
Unproved properties	36,938,162	35,941,100
Wells in progress	1,938,691	—
Facilities and equipment	1,502,921	1,120,134
Furniture, fixtures and other	167,737	240,659
Total	309,340,974	300,406,448
Less accumulated depletion, depreciation, amortization and impairment	(234,132,806)	(230,701,994)
Total	75,208,168	69,704,454

NON-CURRENT ASSETS
Deposit	639,500	639,500
Note receivable	—	500,000
Deferred financing costs	1,117,972	1,363,425
	1,757,472	2,502,925

TOTAL ASSETS	$84,654,236	$80,010,429

GASCO ENERGY, INC.

CONSOLIDATED BALANCE SHEETS (continued)

	December 31,
	2011	2010

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$2,649,772	$2,111,192
Revenue payable	2,043,240	2,598,693
Advances from joint interest owners	98,512	1,164,414
5.5% Convertible Senior Notes due 2011	—	400,000
Current portion of long-term debt	8,544,969	—
Accrued interest	586,556	591,751
Accrued expenses	355,224	1,191,000
Total	14,278,273	8,057,050

NONCURRENT LIABILITIES
5.5% Convertible Senior Notes due 2015, net of unamortized discount of $22,574,687 and $25,682,484 as of December 31, 2011 and 2010, respectively	22,593,313	19,485,516
Long-term debt	—	6,544,969
Deferred income from sale of assets	2,665,629	2,868,081
Derivative instruments	4,235,000	—
Asset retirement obligation	1,226,796	1,119,561
Total	30,720,738	30,018,127

STOCKHOLDERS’ EQUITY
Series B Convertible Preferred stock - $.001 par value; 20,000 shares authorized; zero shares outstanding	—	—
Series C Convertible Preferred stock - $0.001 par value; 2,000,000 shares authorized; 191,000 and 225,600 shares outstanding as of December 31, 2011 and 2010, respectively	191	226
Common stock - $.0001 par value; 600,000,000 shares authorized; 168,084,515 shares issued and 168,010,815 share outstanding as of December 31, 2011; 121,255,748 shares issued and 121,182,048 shares outstanding as of December 31, 2010	16,808	12,126
Additional paid-in-capital	262,344,286	257,327,315
Accumulated deficit	(222,575,765)	(215,274,120)
Less cost of treasury stock of 73,700 common shares	(130,295)	(130,295)
Total	39,655,225	41,935,252

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$84,654,236	$80,010,429

GASCO ENERGY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2011	2010	2009

REVENUES
Gas	$15,359,973	$17,053,924	$13,801,679
Oil	2,975,635	2,612,233	1,916,757
Gathering	—	595,942	5,004,204
Rental income	—	—	366,399
Total	18,335,608	20,262,099	21,089,039

OPERATING EXPENSES
Lease operating	8,785,828	6,022,845	4,352,006
Gathering operations	—	375,848	2,670,176
Transportation and processing	2,759,780	3,002,719	—
Depletion, depreciation and amortization	3,525,806	3,565,672	5,555,095
Impairment	—	—	41,000,000
Contract termination fee	—	—	4,701,000
Loss on sale of assets, net	93,674	34,726	794,922
General and administrative	4,933,691	6,743,539	8,130,151
Total	20,098,779	19,745,349	67,203,350

OPERATING (LOSS) INCOME	(1,763,171)	516,750	(46,114,311)

OTHER (EXPENSE) INCOME
Interest expense	(6,764,933)	(17,683,753)	(5,617,750)
Derivative gains	996,484	11,316,191	1,510,522
Gain on extinguishment of debt	—	15,772,441	—
Amortization of deferred income from sale of assets	202,452	168,710	—
Interest income	27,523	36,681	33,368
Total	(5,538,474)	9,610,270	(4,073,860)

NET (LOSS) INCOME	$(7,301,645)	$10,127,020	$(50,188,171)

NET (LOSS) INCOME PER COMMON SHARE
BASIC	$(0.05)	$0.08	$(0.47)
DILUTED	$(0.05)	$0.08	$(0.47)

GASCO ENERGY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2011	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(7,301,645)	$10,127,020	$(50,188,171)
Adjustment to reconcile net (loss) income to net cash (used in) provided by operating activities
Depletion, depreciation, amortization, accretion and impairment expense	3,525,806	3,565,672	46,555,095
Stock-based compensation	323,733	1,365,264	1,944,775
Gain on extinguishment of debt	—	(15,772,441)	—
Change in fair value of derivative instruments	(472,024)	(9,727,956)	11,549,552
Amortization of debt discount, deferred expenses and other	3,301,796	13,734,361	1,377,509
Changes in operating assets and liabilities:
Accounts receivable	1,425,969	117,298	5,427,455
Inventory	(241,957)	(799,092)	3,257,440
Prepaid and other expenses	(22,732)	170,784	(103,611)
Accounts payable	406,847	816,919	(1,723,143)
Revenue payable	(555,453)	353,148	(1,595,443)
Accrued interest	(5,195)	(250,965)	(343,387)
Accrued expenses	(814,645)	(56,161)	89,106
Net cash (used in) provided by operating activities	(429,500)	3,643,851	16,247,177

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for acquisitions, development and exploration	(8,790,336)	(6,981,247)	(10,190,020)
Cash paid for furniture, fixtures and other	(890)	(17,522)	(5,230)
Increase (decrease) in advances from joint interest owners	(1,065,902)	1,164,414	(612,222)
Proceeds from property sales	10,000	24,309,000	539,450
Net cash (used in) provided by investing activities	(9,847,128)	18,474,645	(10,268,022)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings under line of credit	2,000,000	1,000,000	13,000,000
Proceeds from issuance of common stock and warrants	10,000,000	—	—
Repayment of borrowings	—	(29,000,000)	(9,455,031)
Cash paid for debt and stock issuance costs	(1,351,947)	(2,146,894)	—
Repurchase of convertible notes	—	(54,400)	—
Payment of deposit	—	(500,000)	—
Repayment of convertible notes	(400,000)	—	—
Net cash provided by (used in) financing activities	10,248,053	(30,701,294)	3,544,969

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(28,575)	(8,582,798)	9,524,124

CASH AND CASH EQUIVALENTS:
BEGINNING OF PERIOD	1,994,542	10,577,340	1,053,216

END OF PERIOD	$1,965,967	$1,994,542	$10,577,340

GASCO ENERGY), INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,
	2011	2010

PRODUCTION INFORMATION
Gas production	836,160 mcf	1,007,691 mcf
Gas price	$3.71 per mcf	$3.64 per mcf

Oil production	7,950 bbl	8,154 bbl
Oil price	$79.62 per bbl	$69.95 per bbl

Equivalent production (mcfe)	883,860	1,056,615

REVENUES
Gas	$3,100,944	$3,663,640
Oil	632,961	570,346
Gathering	—	—
Total	3,733,905	4,233,986

OPERATING EXPENSES
Lease operating	3,654,581	2,129,108
Transportation and processing	612,120	1,076,573
Depletion, depreciation and amortization	739,842	800,858
Loss on sale of assets, net	1,654	-
General and administrative	1,836,492	1,600,668
Total	6,844,689	5,607,207

OPERATING EXPENSE	(3,110,784)	(1,373,221)

OTHER INCOME (EXPENSE)
Interest expense	(1,707,918)	(1,423,062)
Derivative gains (losses)	288,403	52,256
Amortization of deferred income from sale of assets	50,613	50,613
Interest income	6,882	6,990
Total	(1,362,020)	(1,417,715)

NET LOSS	$(4,472,804)	$(2,790,936)

NET LOSS PER COMMON SHARE
BASIC AND DILUTED	$(0.03)	$(0.03)